EXHIBIT 10.3

COLDWATER CREEK INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective October 30, 2005)

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COLDWATER CREEK INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PURPOSE

Coldwater Creek Inc. (the “CCI”) has established the Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) with the intention of retaining executives whose skills and talents are important to CCI. The principal objective of the SERP is to provide a monthly retirement income that supplements benefits under the Coldwater Creek Inc. 401(k) Plan.

PARTICIPATION

Participation is limited to Designated Employees. Active participation shall continue for as long as the Employee is a Designated Employee. A Participant shall not be credited with any additional Accrued Benefit under this Plan once he or she ceases active participation in the Plan.

ELIGIBILITY FOR SERP PAYMENT

3.1	Normal Retirement Benefit

A Participant who has a Separation from Service during the month in which he or she attains Normal Retirement Age shall be eligible to receive a pension equal to his or her Accrued Benefit, if any, commencing as of his or her Normal Retirement Date (or as soon as reasonably practicable thereafter retroactive to his or her Normal Retirement Date). The Company shall commence any such payments automatically to the Participant. Payment shall be made in the form of a single-life annuity unless a joint and survivor annuity is elected in accordance with Section 3.5.

3.2	Early Retirement Benefit

A Participant who is Vested (or becomes Vested during a period of Disability) and who has a Separation from Service prior to Normal Retirement Age shall be eligible to receive a pension. Such pension shall be equal to his or her Early Retirement Benefit.

The Company shall commence payment to the Participant under this Section 3.2 automatically as of the Participant’s Early Retirement Date. Payment shall be made in the form of a single-life annuity unless a joint and survivor annuity is elected in accordance with Section 3.5.

3.3	Deferred Retirement Benefit

A Participant who continues as an Employee past his or her Normal Retirement Age shall be eligible to receive a pension equal to his or her Accrued Benefit, if any, commencing as of his or her Deferred Retirement Date. CCI shall commence any such payments automatically to the Participant. Payment shall be made in the form of a single-life annuity unless a joint and survivor annuity is elected in accordance with Section 3.5.

3.4	No Other Payments

A Participant who ceases to be an Employee at a time that he or she is not Vested shall not be entitled to any Benefit, including any survivor or death benefit, under the Plan.

3.5	Adjustments for Form of Benefit

After any appropriate reduction is made in a Participant’s pension under this Plan for the commencement of payment prior to the Participant’s Normal Retirement Date, appropriate adjustment shall be made to reflect payment in the form of a joint and survivor annuity, if elected prior to the Participant’s Separation from Service. The joint and survivor annuity which may be elected is an annuity payable in monthly installments for the life of the Participant, to continue after the Participant’s death at 50% or 100% of the Participant’s benefit to the individual designated Beneficiary for life if that designated Beneficiary survives the Participant. The last benefit payment under this optional form shall be the payment due on the first day of the month in which occurs the later of the death of the Participant or the death of the designated Beneficiary. The percentage of the Participant’s benefit to be continued and the individual Beneficiary must be irrevocably designated by the Participant prior to the time benefits commence to the Participant. This form of payment shall be the Actuarial Equivalent of the single life annuity otherwise payable to the Participant, based on the age of the Participant and the age of the Participant’s Beneficiary as of the Benefit Commencement Date.

3.6	Deferred Payment for Key Employees

Notwithstanding anything to the contrary in the Plan, if the Participant is a Key Employee at the time of his or her Separation from Service, payment under the Plan shall not commence until at least six months after his or her Separation from Service, unless such termination of employment is as a result of the Participant’s death or Disability, to the extent required by Section 409A of the Code.

SERP BENEFIT

4.1	Accrued Benefit

A Participant’s Accrued Benefit, when expressed as a single life annuity payable monthly and commencing as of the Participant’s Normal Retirement Date, shall be equal to the Participant’s Basic Formula Amount.

4.2	Basic Formula Amount

A Participant’s Basic Formula Amount is 2.5% of the Participant’s Average Monthly Earnings multiplied by his or her Years of Benefit Service up to a maximum of 20 such years, and determined without regard to any limitations on qualified plan benefits, including, but not limited to, the limitations on earnings under Section 401(a)(17) of the Code and on benefits under Section 415 of the Code.

4.3	Early Retirement Benefit

A Participant’s Early Retirement Benefit, when expressed as a single life annuity payable monthly, shall be equal to the Participant’s Basic Formula Amount reduced for early payment by multiplying the Basic Formula Amount by the percentage determined in accordance with the Schedule below.

Schedule of Early Retirement Factors

Number of Whole Years Between Early Retirement Date and Normal Retirement Date	Percentage
0	100.00%
1	96.00%
2	92.00%
3	88.00%
4	84.00%
5	80.00%
6	76.00%
7	72.00%

Straight line interpolation of these percentages will be employed where fractional whole years prior to Normal Retirement Date are involved.

4.4	Disability Retirement Benefit

If a Participant terminates employment due to Disability prior to becoming Vested in his or her Accrued Benefit, the Participant’s Average Monthly Earnings shall be fixed as of the date employment terminates. The Participant shall continue to accrue Years of Benefit Service and Years of Vesting Service during any period of Disability up until the date that he or she becomes Vested.

4.5	Offset for LTD Benefits

If a Participant is entitled to receive long-term disability benefits under a CCI long-term disability program at the time Benefits automatically commence, then regardless of whether or not such Participant applies for and receives such benefit, for each month of dual entitlement to long-term disability payments and payment under this Plan, the Benefit payable under this Plan shall be offset by the monthly long-term disability payment amount (but not below zero dollars).

4.6	Change in Control

If the Board of Directors determines, by resolution adopted before the date of a specified Change in Control Acceleration Event, to apply this Section 4.6, then this Plan shall terminate effective immediately after the Change in Control Acceleration Event, and all accrued benefits shall be vested and shall become payable promptly following such termination, in the form of a lump-sum payment equal to the Actuarial Equivalent of the Participant’s accrued benefits, reduced by the amount (if any) of the benefit that has already been paid to the Participant. The provisions of this Section 4.6 shall apply to all Participants regardless of whether they are currently receiving benefits under the Plan, have terminated employment, but have not yet commenced receiving benefits, or are still employed by CCI.

SURVIVOR AND DEATH BENEFITS

5.1	Post-Retirement Survivor Benefits

If a Participant dies after his or her Benefit Commencement Date, survivor benefits, if any, will only be payable according to the provisions of the form of benefit in which the Participant’s Plan benefit was being paid. For example, no survivor benefit shall be payable to a Participant who receives payment as a single life annuity.

5.2	Pre-Retirement Death Benefits

If a Participant, who is Vested dies before his or her Benefit Commencement Date and is survived by a Surviving Spouse, the Surviving Spouse shall be eligible to receive the Spousal Death Benefit, if any, determined in accordance with this Section 5.2.

(a) The Spousal Death Benefit shall be a monthly benefit payable for the life of the Surviving Spouse and equal to the monthly benefit that would have been payable to the spouse if the Participant survived to and had begun receiving benefit payments under this Plan as a 50% Joint and Survivor Annuity commencing on the date the benefit is to commence under Paragraph (b). Notwithstanding the preceding, to determine the Participant’s Years of Benefit Service, the Plan Administrator shall use the Participant’s actual date of ceasing to be an Employee (which, in the case of a Participant who dies while an Employee, shall be the date of death).

(b) Payment of the Spousal Death Benefit shall begin to the Surviving Spouse as of the date of the Participant’s death. Notwithstanding the foregoing, if the Actuarial Equivalent lump sum value of the Spousal Death Benefit (determined using the Applicable Interest Rate) is $10,000 or less, payment shall be made to the Surviving Spouse without the such person’s consent in a lump sum as soon as practicable following the date of the Participant’s death.

5.3	No Other Death Benefits

If a Participant who is Vested dies before his or her Benefit Commencement Date without a Surviving Spouse, there shall not be any Benefit payable.

SUSPENSION OF BENEFITS FOR REEMPLOYED RETIRED PARTICIPANTS

If a retired Participant is re-employed by the Company, any Benefit otherwise payable to the Participant shall be suspended during the period of reemployment. Except as next described, Benefit payments shall resume in the same amount to the Participant when he or she subsequently ceases to be an Employee. Notwithstanding the preceding, if during the period of reemployment the Participant again was an active participant in the Plan, the Participant shall be eligible to receive the additional Benefit accrued under the terms of the Plan in effect on the date the Participant ceases active participation, based on the Participant’s Average Monthly Earnings and Years of Benefit Service as of that date he or she ceases to be an active participant, but reduced by the Actuarial Equivalent of any Benefit paid before the Participant’s reemployment.

FORFEITURES

Notwithstanding any other provision of this Plan, if a Participant takes actions in competition with CCI, engages in fraudulent or dishonest conduct or otherwise fails to comply with the professional or ethical standards of CCI, neither the Participant nor his or her Beneficiary shall be entitled to any further benefits under the Plan, and their interest under the Plan shall immediately cease and be forfeited. The determination of whether a Participant has taken actions in competition with CCI, engaged in fraudulent or dishonest conduct, or has otherwise failed to comply with the foregoing standards, shall be within the sole discretion of the Committee. Unless otherwise specified in an employment or other agreement between CCI and the Participant, a Participant takes actions in competition with CCI if he or she directly or indirectly, owns, manages, operates, joins or controls, or participates in the ownership, management, operation or control of, or is a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which CCI or any of its affiliates is engaged during the Participant’s employment with CCI or its affiliates or at the time of the Participant’s termination of employment. Nothing in this paragraph shall prevent the Participant from owning a beneficial interest in any publicly traded company which may be a competitor of CCI, provided such ownership is (i) through a publicly traded fund of which Participant owns no more than 5% percent of the outstanding shares, units or capital, or (ii) through the direct ownership of less than 2% of such entity’s outstanding shares, units or capital.

INFORMATION FOR BENEFITS CALCULATIONS

8.1	Incomplete or Incorrect Information

Any delay in receiving from a Participant or Beneficiary information requested by the Company shall result in the Benefits payable being based initially on the information then available to the Company and the Plan Administrator, and their estimate of any unavailable information. If additional or different information thereafter becomes available to the Company or the Plan Administrator, Benefits shall be adjusted appropriately as determined by the Plan Administrator.

8.2	Overpayments

If any overpayment of Benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full. The foregoing remedy is not intended to be exclusive.

CLAIMS PROCEDURE

9.1	Initial Claim

If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator. If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

9.2	Claims Appeal

The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Committee. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Committee not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than 120 days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based. The decision will be final. The Participant’s Beneficiary also may use the claim procedures set forth in Section 9.1 and this Section.

MANAGEMENT AND ADMINISTRATION

10.1	Administration

The Compensation Committee shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.

The Compensation Committee may designate one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Compensation Committee, and references to the Compensation Committee in such capacity shall apply instead to the delegate. Additionally, the Compensation Committee may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company or its Controlled Group members, or a Committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Compensation Committee assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company or its Controlled Group members, or a Committee composed of such persons, shall not constitute delegation of the Compensation Committee’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

10.2	Amendment and Termination of the Plan

The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of its Board or, pursuant to this delegation, by action of the Committee. However, no termination, amendment or suspension of the Plan will impair a retired Participant’s right, if any, or the right, if any, of a retired Participant’s Beneficiary to receive Benefits in accordance with this Plan as it was in effect on the last day of the Participant’s active participation. Furthermore, with respect to an individual who is an active Participant on the date of Plan amendment or termination, and if such Participant would have been entitled to payment of a Benefit under the terms of the Plan as in effect prior to amendment or termination at the time he or she actually ceases to be an Employee in the future, then no such amendment or termination of this Plan shall reduce the Benefit that the Company is obligated to pay, commencing at such time that payment otherwise would be due, to an amount that is less than the Accrued Benefit calculated under Section 4.1 by using the Basic Formula Amount accrued to the date of amendment or termination, determined by assuming that the Participant ceases to be an Employee on the previous day determined as if the Plan had continued in effect to the Participant’s actual employment termination date without the amendment or termination.

GENERAL PROVISIONS

11.1	Alienation of Benefits and Assignment

No Benefit payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No Benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to Benefits under the Plan. The Company, however, may assign any of its rights, interests and obligations under this Plan to any Controlled Group member or other affiliate, or to any successor person or entity to the Company or the Controlled Group member in connection with a merger, consolidation, reorganization, business combination, sale of substantially all of the assets of the Company or the affiliate, or any other similar transaction to which the Company or the affiliate is a party. Otherwise, the Company may not assign its rights, interests and obligations under this Plan.

11.2	Withholding Taxes

The Plan Administrator shall withhold such taxes and make such reports to governmental authorities as it determines, in its sole discretion, to be required by law.

11.3	Distributions to Minors and Incompetents

If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive Benefits under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent be appointed before authorizing the payment of Benefits in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 11 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.

11.4	No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

11.5	Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company payable from general assets. The Company shall not be required to segregate any assets to provide Benefits, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to Benefits shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company or its subsidiaries.

11.6	Trust Fund

At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of Benefits. To the extent Benefits provided for under the Plan are paid from any such trust, the Company shall not have any further obligation to pay such Benefits. The establishment and maintenance of any such trust shall not alter the nature of Benefits under the Plan as unfunded and unsecured.

11.7	Miscellaneous

(a)	Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

(b)	Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c)	Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d)	Complete Statement of Plan

This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.

(e)	Section 409A

It is the Company’s intention that the Plan and all benefits provided hereunder comply in all respects with the requirements of Code Section 409A, and the Plan shall be interpreted and administered accordingly. Any provision of the Plan that does not so comply shall be deemed reformed to the extent possible to so comply without increasing the cost of the Plan to the Company, and to the extent such reformation is not possible, such provision shall be void. Any action pursuant to, or interpretation of, the Plan or any benefits hereunder, that does not so comply shall be void.

11.8	Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of Idaho without regard to its choice of law provisions.

DEFINITIONS

Except for those definitions set forth in Article 1 or elsewhere in this Plan, the following terms shall have the meaning assigned below in this Article 12.

12.1 “Actuarial Equivalence” means a benefit of actuarially equivalent value calculated using an interest rate of 6% and the mortality rates in accordance with the mortality table designated pursuant to Code Section 417(e)(3)(A)(ii)(I); provided, however, that the determination of Actuarial Equivalence for purposes of Section 4.6 of the Plan shall be calculated using the applicable interest rate determined pursuant to Code Section 417(e)(3)(A)(ii)(II) for the month in which the Change in Control occurs.

12.2 “Accrued Benefit” means the series of payments described in Section 4.1.

12.3 “Average Monthly Earnings” means the average of the Participant’s monthly Earnings during the 60 consecutive months in which the Participant is an

Employee in the 120 months preceding Separation from Service, with respect to which the average is the highest.

12.4 “Basic Formula Amount” means the monthly amount determined in accordance with Section 4.2.

12.5 “Beneficiary” means the natural person(s) entitled to receive benefits upon the death of a Participant designated pursuant to Section 3.5.

12.6 “Benefit” means amounts payable under the Plan to a Participant who becomes entitled to a payment of an Accrued Benefit or an Early Retirement Benefit, to a Beneficiary after the Participant’s death or to a Surviving Spouse as a Spousal Death Benefit in respect of a Participant who is Vested.

12.7 “Benefit Commencement Date” means the date determined in accordance with Article 3, which is the first day of the first period with respect to which an amount is received as an annuity.

12.8 “Board” means the Board of Directors of the Company.

12.9 “Change in Control” means a change in ownership or control of CCI effected through either of the following transactions:

(i) the acquisition directly or indirectly by any person or related group of persons (other than CCI or a person that directly or indirectly controls, is controlled by, or is under common control with, CCI) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of CCI’s outstanding securities pursuant to a tender or exchange offer made directly to CCI’s stockholders which the Board does not recommend such stockholders to accept; or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

12.10 “Change in Control Acceleration Event” means an event described in Code Section 409A(a)(2)(A)(v) that is, or in connection with which there occurs, a Change in Control.

12.11 “Code” means the Internal Revenue Code of 1986, as amended.

12.12 “Committee” means the Compensation Committee of the Board of Directors or such other persons or group as the Board may appoint to perform the functions of the Committee with respect to the Plan. In the absence of such an appointment, the Board shall serve as the Committee.

12.13 “Deferred Retirement Date” means in the case of a Participant who ceases to be an Employee some time after attaining Normal Retirement Age, the first day of the month next following his or her employment termination date.

12.14 “Designated Employee” means Employees who are executive officers of CCI and have been designated by the Compensation Committee of the Board of Directors as being eligible to participate in the Plan. The Compensation Committee may, in its sole discretion, terminate the designation of an individual person or group of persons, at which point that person or group of persons no longer shall be eligible to participate actively in the Plan. An individual whose eligibility to participate in the Plan has been terminated shall continue to accrue Years of Vesting Service if he or she continues to be employed, but the individual’s Accrued Benefit shall be frozen as of the date active participation in the Plan ceased.

12.15 “Disability” means the Employee is “disabled” as defined in Section 409A(a)(2)(C) of the Code and is entitled to receive long-term disability benefits under a CCI long-term disability program.

12.16 “Early Retirement Benefit” means the series of payments described in Section 4.3.

12.17 “Early Retirement Date” means, with respect to a Participant who ceases to be an Employee on or after attaining age 55, the first day of the month following the date on which the Participant retires from employment with the Company, or in the case of a Participant who ceases to be an Employee prior to attaining age 55, the first day of the month following the month in which he or she attains age 55.

12.18 “Earnings” means the Participant’s base salary from the Company.

12.19 “Employee” means a common law employee of the Company or a subsidiary or affiliate entity of the Company in which the Company has a direct or indirect voting interest of 50% or greater.

12.20 “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

12.21 “Key Employee” means “key employee” within the meaning of Section 409A of the Code.

12.22 “Normal Retirement Age” means the age 62.

12.23 “Normal Retirement Date” means the first day of the month next following the date the Participant attains Normal Retirement Age.

12.24 “Participant” means an Employee who meets the participation requirements of Article 2.

12.25 “Plan Administrator” means the Company.

12.26 “Plan Year” means the calendar year.

12.27 “Separation from Service” means a “separation from services” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Notwithstanding the foregoing, an Employee shall not be considered to have incurred a Separation from Service by means of a leave of absence that is approved by the Company. To the extent necessary to avoid the additional tax under Section 409A, references to termination of employment or ceasing to be an employee within this Plan shall mean Separation from Service.

12.28 “Spousal Death Benefit” means the payment or series of payments described in Section 5.2.

12.29 “Surviving Spouse” means the person to whom, according to the laws of the state of a Participant’s domicile, the Participant is married on the date of the Participant’s death.

12.30 “Vested” means, with respect to a Participant, that the Participant (i) has to his or her credit five (5) Years of Vesting Service subsequent to the adoption of the Plan and has reached age 55 or (ii) has to his or her credit fifteen (15) Years of Vesting Service and has reached age 55.

12.31 “Years of Benefit Service” means, with respect to a Participant, the number of years of his or her continuous employment credited under this Plan.

12.32 “Years of Vesting Service” means, with respect to a Participant, his or her years of continuous employment credited under this Plan.

*        *        *        *        *

To reflect the adoption of this Plan by the Compensation Committee of the Board of Directors, effective as of October 30, 2005, the authorized officer hereby executes this Plan document on behalf of the Company.

COLDWATER CREEK INC.

By:	/s/ Dennis C. Pence
Name:	Dennis C. Pence
Title:	Chairman and Chief Executive Officer